Exhibit 10.14
FINANCIAL ADVISORY AGREEMENT

THIS FINANCIAL ADVISORY AGREEMENT (“Agreement” or “FAA”) is made and entered into on this the 3rd of July, 2006, by and among HFG International, Limited, a Hong Kong corporation (“HFG”), Changshu Huaye Steel Strip Co., Ltd (“CHSS”) and Jiangsu Cold-Rolled Technology Co., Ltd (“JCT” and collectively with CHSS, “the Company”), with each Company being organized under the laws of The People’s Republic of China.

WITNESSETH:

WHEREAS, the Company desires to engage HFG to provide certain financial advisory and consulting services as specifically enumerated below commencing as of the date hereof related to the Restructuring, the Going Public Transaction and the Post-Transaction Period (each as hereinafter defined), and HFG is willing to be so engaged; and

WHEREAS, HFG will advise the Company with regard to matters related to their efforts to complete a capital raising transaction generating gross offering proceeds of at least $25 million USD to the restructured entity based on a valuation of 12 X (target P/E) June 30, 2006 trailing 12 month U.S. GAAP audited net income of no less than $11 million USD (the “Financing”).

NOW, THEREFORE, for and in consideration of the covenants set forth herein and the mutual benefits to be gained by the parties hereto, and other good and valuable consideration, the receipt and adequacy of which are now and forever acknowledged and confessed, the parties hereto hereby agree and intend to be legally bound as follows:

1. Retention. As of the date hereof, the Company hereby retains and HFG hereby agrees to be retained as the Company’s exclusive financial advisor during the term of this Agreement. The Company agrees that in the event that the Company reports audited net income of less than $11 million USD for the trailing 12 month period ending June 30, 2006 (the “2006 NI”) HFG shall have the right to either terminate this Agreement or renegotiate the terms hereof. The Company also acknowledges that HFG shall have the right to engage third parties to assist it in its efforts to satisfy its obligations hereunder. HFG will exercise a good faith effort to help the Company secure the completion of the Financing and Going Public Transaction within 135 days from the date of this Agreement. In its capacity as a financial advisor to the Company, HFG will:

A.	Restructuring and Going Public Transaction.

(i) consult on the implementation of a restructuring plan (the “Restructuring”) resulting in an organizational structure that will allow the Company to complete the Going Public Transaction; The plan for implementing the Restructuring is set forth in Schedule “A —Changshu Huaye Steel Strip Going-public Transaction and Capital Raising Proposal” attached hereto ;

(ii) assist the Company in evaluating the manner of effecting a going public transaction (a “Going Public Transaction”) with a public shell corporation (“Pubco”), domiciled in the United States of America and quoted on the “OTC BB”, which is free from any debt (If the Pubco is not free from debt, HFG will be responsible for it and be obligated to solve this issue), resulting in the Company’s current shareholders and those investors participating in the Financing owning, in the aggregate, 95.5% of Pubco’s issued and outstanding common stock after completion of the Going Public Transaction.

(iii) coordinate all third parties engaged to facilitate completion of the transactions contemplated herein and ensure that such third parties timely perform the tasks for which they are engaged;

(iv) ensure the stability of HFG team members, with the Company having the right to approve any changes to the list of team members set forth on Schedule “B” hereto ;and

(v) exercise a good faith effort to ensure the Restructuring and the Going Public Transaction are completed in accordance with the time line attached hereto as Schedule “C”. HFG agrees that any adjustment to the time line will be explained to the Company in writing, with such adjustments also being subject to the Company’s approval.

B.	Post Transaction Period

Upon consummation of the Financing and the Going Public Transaction, HFG agrees to:

(i) coordinate and supervise a training program for the purpose of facilitating new management’s operation of Pubco. It is HFG’s obligation to introduce third party consultants to the Company when needed (all costs and expenses charged by the third party consultants have to be approved by the Company in advance and are the responsibility of the Company or Pubco once such third parties are engaged);

(ii) work with legal counsel to facilitate the changing of Pubco’s name, and help obtain a new CUSIP number and stock symbol for Pubco;

(iii) oversee third party development of Pubco’s investor relations efforts, which effort shall include (a) establishing a program for communicating with brokerage professionals, investment bankers and market makers; and (b) creating a complete investor relations strategy to be implemented in English and Chinese. Except as otherwise provided for herein, the Company agrees that all costs and expenses charged by investor relations and press relations firms introduced by HFG and engaged by Pubco or the Company will be the sole responsibility of Pubco or the Company; (The detailed arrangement will be based upon the mutually acceptable terms reached by all related parties in a further discussion)

(iv) coordinate with the Company’s legal counsel in the preparation and assembly of application materials for the listing of Pubco’s common stock on a national exchange or quotation medium that may include, but shall not necessarily be limited to, the American Stock Exchange or the NASDAQ Stock Market;

(v) act as Pubco’s exclusive representative for the purpose of coordinating future capital raising transactions for a period of 24 months following the expiration of the Authorization Period (as hereinafter defined), with all parties agreeing to work together to reach mutually acceptable terms for any future financings.

C.	Financing.

HFG will assist the Company in managing the Financing according to the preceding provisions. The Financing will be structured as an all or nothing offering up to $25million USD (the “Minimum Offering”) and as a best efforts offering up to $35million USD. The Schedule A will show the detailed information with related to shares percentage hold by the investor and Shell’s original shareholders after closing. It is anticipated and HFG will exercise a good faith effort to ensure that the Financing will be undertaken at a valuation of the Company of 12 X (target P/E) June 30, 2006 trailing 12 month U.S. GAAP audited net income. The Company agrees that if the valuation of the Company is at least 11X June 30, 2006 trailing 12 month U.S. GAAP audited net income the Company will be obligated to consummate both the Financing and the Going Public Transaction. If the Company’s June 30, 2006 trailing 12 month U.S. GAAP audited net income is less than $11 million or the financing valuation is less than 11X June 30, 2006 trailing 12 month U.S. GAAP audited net income, the terms of the Financing and Going Public Transaction may be renegotiated by the Company and HFG.

2. Financing Consideration. Subject to provisions of this Agreement, any entity or individual who facilitates the Financing, and is eligible under applicable law, will be paid a cash amount equal to six percent (6%) of the gross proceeds delivered upon consummation of the Financing. If the Financing is accomplished from multiple financing channels, then the consideration to be paid to said parties shall be allocated according to the proportion of the gross offering proceeds for which they are responsible. All Financing consideration shall be paid at the time of closing from the proceeds to be held in escrow pending delivery of the securities purchased by the investors in the Financing.

3. Financing Conditions and Contingencies. The Company acknowledges that the closing of the Financing addressed in this Agreement will be contingent upon the Company’s commitment to ensure that immediately after the closing of the Financing and the Going Public Transaction Pubco shall file a registration statement with the U.S. Securities and Exchange Commission (“SEC”) for the purpose of registering for resale (i) either the shares purchased by participants in the Financing or any security for which the purchased shares are exchanged and (ii) shares of Pubco’s common stock held by HFG or any affiliated person or entity. It is understood that offering proceeds will not be released from escrow until the registration statement is filed with the SEC. Furthermore, the Company’s shareholders will agree that in the event the Company fails to report net income in its US GAAP audited financial statements for the 12 month period ending June 30, 2007 that is at least 65% greater than the 2006 NI (the “ Projected 2007 NI”), its current shareholders will deliver to the investors in the Financing and to the previous shell company shareholders shares of Pubco that they will receive as a result of their participation in the Going Public Transaction in accordance with the following provisions:

The Company’s shareholders shall place into escrow the identical number of shares of Pubco common stock held by the investors in the Financing and HFG immediately upon the closing of the Going Public Transaction (the “Make Good Shares”). In the event the Company fails to report the Projected 2007 NI for the 12 month period ending June 30, 2007, the escrow agent will transfer collectively to the investors in the Financing and to HFG that number of Make Good Shares based from the following formula:

((Projected 2007 NI-Actual Reported Net Income for the 12 Month Period Ended June 30, 2007)/ Projected 2007 NI) X Make Good Shares

The Company will ensure that the Make Good Shares will be delivered within ten business days of the date the audit for fiscal 2007 is completed and will be registered under Section 5 of the Securities Act of 1933 for purposes of resale, which registration statement shall be filed with the SEC within 30 days of the delivery of the Make Good Shares. The registration statement shall remain effective and the prospectus constituting a part thereof available for delivery in connection with the resale of the Make Good Shares for a period of 12 months commencing on the delivery date of the Make Good Shares.

HFG acknowledges that total percentage of the issued and outstanding shares of Pubco’s common stock held by the original stockholders of The Company shall not represent less than 51% of all the issued and outstanding shares of Pubco’s common stock following the issuance of the Make Good Shares.

4. Exclusivity. HFG shall have the exclusive right for a period of six months (the “Exclusivity Period”) from the date of this Agreement to assist the Company in its efforts to affect the Financing. However, the right of exclusivity granted hereunder shall terminate in the event HFG advises the Company that it either unwilling or unable to facilitate the Financing. In addition, the Company agrees that in the event that this Agreement is terminated for any reason, other than upon the completion of a Financing, it shall not enter into discussions or negotiations with or close a financing, regardless of terms, with any party introduced by HFG as a possible investor or placement agent for the Financing, each of which shall be listed on Schedule “D” to this Agreement at the time of introduction and shall be confirmed in written by the company, for a period of one years following the date of termination of this Agreement.

5. Authorization. Subject to the terms and conditions of this Agreement, the Company hereby appoints HFG to act on a best efforts basis as its exclusive consultant during the Authorization Period (as hereinafter defined). HFG hereby accepts such appoint, with it being expressly acknowledged that HFG is acting in the capacity of independent contractor and not as agent of either the Company, affiliates of the Company resulting from the Restructuring, or Pubco.

In addition, except in the event of an act constituting either willful misconduct or gross negligence on the part of HFG, the Company agrees that it will not hold HFG responsible in the event that either the Restructuring, the Financing or the Going Public Transaction is not consummated, nor shall it hold HFG liable for any damages suffered by the Company as a result of the Company’s inability to consummate either the Restructuring, the Financing or the Going Public Transaction. However, in the event HFG commits an act constituting either willful misconduct or gross negligence which makes it impossible to complete either the Financing or the Going Public Transaction, even though the Company achieved the established performance thresholds set forth herein, HFG shall indemnify the Company against all costs expensed in accordance with this Agreement, including legal, accounting and other fees and expenses, arising from the Company’s efforts to complete the Financing and the Going Public Transaction, unless any other agreement in writing reached by HFG and the Company. HFG shall provide advices with respect of the financing and going public to the Company at the same time HFG fulfills the terms of this agreement. HFG shall have the right to recommend the legal and accounting professionals for the transactions contemplated herein.

6. Authorization Period. Except as otherwise provided for herein, HFG’s engagement hereunder shall become effective on the date hereof (the “Effective Date”) and will automatically terminate (the “Termination Date”) on the first to occur of the following: (a) either party exercises their right of termination as provided for in this FAA, (b) either party’s breach of its covenants herein or (c) 12 months from the Effective Date. This Agreement may be extended beyond the Termination Date if both parties mutually agree in writing. Except as to certain obligations of the Company under Section 4. hereof, this Agreement shall also terminate immediately upon the mutual decision of the parties not to move forward with the Restructuring, the Financing or the Going Public Transaction.

7. Fees and Expenses. The Company agrees that it will spend up to an aggregate of $1.5 million USD (the “Capped Expense Amount”) for the purpose of satisfying expenses (the “Capped Expenses”) related to the Restructuring, the Financing and the Going Public Transaction. The Capped Expense Amount includes all expenses related to: (a) legal fees of US securities and PRC legal counsel, and legal fees incurred by investment bankers who act as placement agents for the Financings, (b) audit fees and expenses, (c) US GAAP conversion and drafting of MD&A(“Management Discussion & Analysis”) section for registration statement and current report to be filed with the SEC, (d) engagement of Heritage Management as Pubco’s US spokesperson for a period of 12 months from the date of engagement, (e) travel and road show costs related to the Financing, (f) appropriate due diligence reviews, (g) $450,000 payable to HFG for the consulting services to be provided herein, and (h) any other costs and expenses incurred inn connection with the completion of the transactions contemplated herein. HFG shall have the right to introduce all third party service providers to be used to render the services referenced in this paragraph to the Company and engage them upon the Company’s approval.

The Capped Expenses will be paid by HFG. HFG shall be reimbursed in accordance with the following payment schedule, the company shall not pay any service fees to the third parties:

(a) $ 50,000 USD to HFG within 10 days following the date of this Agreement;

(b) $ 50,000 USD within 10 days following the day when HFG completes its legal and accounting due diligence, and HFG presents the feasibility of the Financing and the Going Public Transaction to the Company in writing;

(c) $ 50,000 USD within 10 days following the completion of the Restructuring, i.e., the Company receives the Foreign Investment Company Operation License; and

(d)  $1,350,000 USD immediately upon the completion of the Financing and the Going Public Transaction, with said amount to be paid from the proceeds of the Financing to be held in escrow, of which $200,000 shall be used to engage a US spokesperson for a period of 12 months.

HFG agrees to reimburse the Company for all expenses incurred by the Company in connection with completion of the Financing and the Going Public Transaction in excess of the Capped Expense Amount.

After the Company makes first payment under subparagraph (a) above, HFG will begin its due diligence review and timely provide a detailed list of questions and issues it wishes the Company to address (the “Diligence Questionnaire”). The Company shall timely provide responses to the Diligence Questionnaire, which responses shall be accurate and complete. After Diligence Questionnaire is completed and follow up matters addressed, HFG will deliver to the Company a written feasibility report regarding the Financing and the Going Public Transaction. If HFG determines in its report that the Company is not qualified to complete the Financing, HFG shall have the right to terminate this Agreement and retain the initial payment. If it is determined that the Company is qualified to move forward with the Financing and the Going Public Transaction, then both parties will move forward with this Agreement.

If the Company makes a misrepresentation or omission in the Diligence Questionnaire which leads to the failure of the Financing, the Company will reimburse all the Capped Expenses paid by HFG . Otherwise, if HFG neglects to ask an important question during the due diligence process that leads to the failure of the Financing, the Company will not reimburse HFG for expenses paid on the Company’s behalf. However, if the Company elects not to move forward with the Financing once it is determined that the minimum valuation referenced herein is obtainable then HFG shall be entitled to have all Capped Expenses paid on the Company’s behalf as of the date the Company elects not to move forward reimbursed by the Company.

The Company and Pubco shall be solely responsible for all costs and expenses related to operating as a public reporting and trading company in the US capital markets following the closing of the Going Public Transaction.

8. Due Diligence and Auditabilty. HFG shall have the right to perform a due diligence investigation of the Company, to be completed within 30 days of the date of this Agreement, that demonstrates to HFG’s sole satisfaction that the Company is a suitable candidate for the Going Public Transaction, which due diligence investigation shall include consultation with the Company’s independent audit firm regarding the auditablity of the Company in accordance with US GAAP. HFG shall have the right to terminate this Agreement in the event it determines that there exists a material and non-curable due diligence matter. The Company shall also have the right to perform a due diligence investigation of Pubco.

9. Indemnification. The parties hereto shall indemnify each other to the extent provided for in this paragraph. Except as a result of an act of gross negligence or willful misconduct on the part of a party hereto, no party shall be liable to another party, or its officers, directors, employees, shareholders or affiliates, for any damages sustained as a result of an act or omission taken or made under this Agreement. In those cases where gross negligence or willful misconduct of a party is alleged and proven, the non-damaged party agrees to defend, indemnify and hold the damaged party harmless from and against any and all reasonable costs, expenses and liabilities suffered or sustained as a result of the act of gross negligence or willful misconduct

10. Governing Law. This Agreement shall be governed by the laws of the Peoples Republic of China and any dispute arising hereunder shall be submitted for binding arbitration to the China Foreign Trade Commission Arbitration Committee in Shanghai. The arbitration result is the final judgment and has restrictions to all parties. The arbitration fees should be the responsibility of the failure party.

11. HFG Covenants. HFG covenants and agrees that

(i) it will not sell more than 50% of its holdings in Pubco during the 12 month period following the closing of the Going Public Transaction. HFG further agrees that for a 12 month period following the closing of the Going Public Transaction it will not sell more than 10% of its holdings in Pubco in a single transaction and it will not sell more than 20% of its holdings in Pubco in a given month; and

(ii) that it is providing a turn key service related to assisting the Company in its efforts to effect the Restructuring, the Financing and the Going Public Transaction, and as such, it will exercise a good faith effort and work with great diligence to ensure that all phases of the transactions contemplated herein are properly and timely managed and that their outcomes are satisfactory to the Company.

It is understood that this Agreement will be prepared and executed in both the English and Chinese languages, with both versions having legal efficacy. If a dispute arises as to the interpretation of a particular provision of this Agreement because of differences between the Chinese and English languages, the dispute shall be resolved in accordance with the Chinese version.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

HFG: HFG International, Limited Address: 6th Floor, Alexandra House, 18 Chater Road, Central, Hong Kong

By:	/s/ Timothy P. Halter
Its:	Timothy P. Halter, President

By:	/s/ John Z. Zhang
John Z. Zhang,
Its:	Managing Director

The Company: Changshu Huaye Steel Strip Co., Ltd Addressæ: No.8, Huayue Road, Dongbang Industrial Park, Changshu, Jiangsu, P.R.C.

By:	/s/ Guoxiang Ni
Guoxiang Ni
Its:	Chief Executive Officer

Jiangsu Cold-Rolled Technology Co., Ltd Addressæ:No.8, Huayue Road, Dongbang Industrial Park, Changshu, Jiangsu, P.R.C.

By:	/s/ Guoxiang Ni
Guoxiang Ni
Its:	Chief Executive Officer

Schedule A: Changshu Huaye Steel Strip Going-public Transaction and Capital Raising Proposal
Schedule B: HFG Core Team Members
Schedule C: Timeline
Schedule D: Potential Investors